4411 South 40th St., Ste. D11
Phoenix, Arizona 85040
Telephone: (602) 437-5400
Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Bradley E. Larson Chief Executive Officer www.MeadowValley.com
Meadow Valley Provides Claim Update
     PHOENIX, ARIZONA, June 20, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that it has received payment in accordance with a final settlement agreement reached with Clark County, Nevada regarding certain claims on a construction project completed in 2000.
     Under the terms of the settlement agreement, Clark County has agreed to withdraw its appeal to the Nevada Supreme Court of the arbitration panel’s award of approximately $5.5 million plus accrued interest issued on November 1, 2004, and pay Meadow Valley approximately $5.1 million. Meadow Valley said that approximately $2.7 million of the total payment is payable to subcontractors on the project and approximately $2.1 million will be placed into an escrow account in accordance with terms of an agreement between Meadow Valley and Innovative Construction Services (ICS), another subcontractor. The funds will remain in escrow until the ICS arbitration is resolved; an arbitration panel is expected to consider the ICS matter later this year. Meadow Valley’s pending appeal of an earlier arbitration panel denial of its shoring entitlement claim on this same project was not affected by this settlement.
     Meadow Valley said that it expects to report a pre-tax gain and recovery of legal fees of approximately $0.5 million in the quarter ended June 30, 2006 in connection with the settlement. The Company said that claims receivable will be reduced from $3.5 million to approximately $1.7 million and restricted cash will increase approximately $2 million, pending the outcome of the ICS arbitration.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in southern Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
      Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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